JAGGED PEAK ENERGY INC. ANNOUNCES APPOINTMENT OF
CHIEF OPERATING OFFICER

Denver, Colorado (August 10, 2017) – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) announced today that it has appointed J. Jay Stratton, Jr. as its Executive Vice President, Chief Operating Officer.

Joseph N. Jaggers, Chairman of the Board of Directors, President and Chief Executive Officer of the Company commented, “After a comprehensive search, we are thrilled that Jay has accepted our offer to join us as our COO and expand the Company’s talented management team. He brings proven leadership, deep operational experience, strong knowledge of the Permian Basin and a track record of continuous improvement. With this addition, I am confident that the Company will continue to produce strong results in the development of our top-tier assets in the heart of the Delaware Basin.”

Most recently, Mr. Stratton was the Chief Operating Officer of Permian Resources LLC, the successor to American Energy Partners’ Permian Basin portfolio company where he served since 2014. Prior to that, he was a District Manager for Permian Basin and Mid-Continent assets for Chesapeake Energy Corporation since 2011. He began his career with Atlantic Richfield Company (ARCO), Occidental Petroleum Corporation and Anadarko Petroleum Corporation in various engineering roles. Mr. Stratton holds a Bachelor’s of Science in petroleum engineering from Texas A&M University.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Jagged Peak’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Jagged Peak’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Jagged Peak does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Jagged Peak to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Jagged Peak's 2016 Annual Report on Form 10-K and the Form 10-Q for the quarter ended March 31, 2017, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission.

Contacts

Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com